CERTIFICATE OF AMENDMENT

OF ARTICLES OF INCORPORATION OF

PHOTOLOFT, INC.

The undersigned, Edward C. MacBeth and Brian Dowd, the duly elected President and Secretary, respectively, of Photoloft, Inc., a Nevada corporation (the "Corporation"), do hereby certify that:

1. Article I of the Corporation's Articles of Incorporation has been amended to read, in its entirety, as follows:

"ARTICLE I - NAME

The name of the corporation is Brightcube, Inc."

2. The foregoing amendment has been duly adopted and approved by the directors and stockholders of the Corporation in accordance with the provisions of Section 78.390 of the Nevada Revised Statutes.

3. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Corporation's Articles of Incorporation at the time of the adoption of the foregoing amendment was 51,577,943.

4. The number of shares voting in favor of this amendment in accordance with Section 78.302(2) of the Nevada Revised Statutes was 27,914,023, which constituted a majority of the shares outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment as of the 15th day of November, 2000.

/s/ Edward C. MacBeth, President

Edward C. MacBeth, President

/s/ Brian Dowd, Secretary

Brian Dowd, Secretary